EXHIBIT 99.(2)(n)
CONSENT OF KPMG LLP

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Shareholders and Board of Directors
Boulder Growth & Income Fund, Inc.:



We consent to the use of our report dated January 26, 2005, incorporated in this Registration Statement by reference, and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" and "CAPITALIZATION OF THE FUND AND OTHER MATTERS - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the prospectus and "FINANCIAL STATEMENTS - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information in Pre-effective Amendments Nos. 1 and 2 to the Registration Statement (Form N-2, 1933 Act File No. 333-126503) of Boulder Growth & Income Fund, Inc., for the registration of its preferred shares.



Boston, Massachusetts
October 7, 2005